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                                                                    Exhibit 99.2

                    SUPERVALU AND SHOPKO AGREE ON PLAN FOR
                    SUPERVALU TO EXIT ITS SHOPKO INVESTMENT

      ShopKo Will Buy Back $150 Million Of Its Shares From SUPERVALU And SUPERVALU Will Conduct Secondary Offering Of Remaining ShopKo Shares In
                           Simultaneous Transactions

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     Green Bay, WI, and Minneapolis, MN, April 25, 1997 -- ShopKo Stores, Inc.
(NYSE: SKO) and SUPERVALU INC. (NYSE: SVU) jointly announced today a definitive agreement under which SUPERVALU will exit its 46% investment in ShopKo, a regional discount retailer. The two companies have been seeking a mutually agreeable exit strategy for SUPERVALU because SUPERVALU announced its strategic decision to focus on its core food retailing operations.

    Under the terms of the agreement, the companies are contemplating two simultaneous and cross-conditional transactions. The first transaction is a stock buyback, for an aggregate of approximately $150 million, whereby ShopKo agrees to repurchase 8,174,387 shares of its common stock held by SUPERVALU for $18.35 per share. The buyback price represents a $0.65 per share discount from the closing price of ShopKo common stock on April 24, 1997. For the buyback, ShopKo will use $125 million in available cash and $25 million of short-term bank borrowings.

     The second transaction, which is cross conditional with the buyback, is a secondary public offering of 6,557,280 shares of ShopKo common stock, representing the balance of SUPERVALU's investment in ShopKo. SUPERVALU is required to proceed with the secondary offering if the share price to the public in the offering is at or above $18.35. The two transactions, which are subject to certain other conditions, are expected to close in the summer of 1997.

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170 Pilgrim Way
P.O. Box 19030
Green Bay, WI 54307-9030
414-437-2211


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     Said Dale Kramer, president and chief executive officer of ShopKo Stores:
"These transactions provide an exit strategy for SUPERVALU which benefits our remaining shareholders, removes the overhang on the market for our securities and preserves our financial flexibility to grow through acquisitions and make future capital expenditures."

     Kramer continued, "SUPERVALU has been a loyal supporter of our company for more than 25 years. While we have benefited from this relationship, we understand SUPERVALU's desire to focus on its core businesses. We can now turn our full attention to exploring the alternatives available to us to continue our growth by expanding the scale and scope of our business. We will analyze all opportunities in a conservative manner, taking great care to preserve the soundness of our capital structure."

     SUPERVALU Chairman, CEO and President Mike Wright said: "We are proud of the track record of Shopko's management team and we are confident of their ability to continue to grow their business. We are also pleased that the consummation of these transactions will support the strategic plans of both ShopKo and SUPERVALU, and we believe will ultimately benefit each company's shareholders."

     Wright explained that SUPERVALU intends to consider a number of alternatives for the proceeds from the sale of its ShopKo ownership, with an intent to avoid earnings per share dilution.

     "Proceeds may be used to purchase Treasury stock, reduce debt or invest via acquisition in the company's core wholesale or retail food operations," Wright added.

     Upon the closing of the transactions, Mike Wright, who had also served as chairman of ShopKo, and Jeff Girard, SUPERVALU's executive vice president and chief financial officer, will leave the ShopKo Board of Directors. A search is currently underway for new independent directors to replace Messrs. Wright and Girard. Upon the closing it is expected that Dale Kramer will be named chairman of ShopKo, while maintaining his position as president, chief executive officer and director, and that Bill Podany, chief operating officer of ShopKo Stores, will be nominated as an additional director.

     These transactions are expected to be significantly accretive to ShopKo earnings, excluding one-time charges in fiscal 1998 related to the transactions and to the termination of the Phar-Mor transaction. Under the terms of the agreement, SUPERVALU will pay certain costs related to the secondary offering from the offering proceeds, to the extent such proceeds exceed $18.85 per share. In the event the excess proceeds are less than the costs of the offering, ShopKo will pay the balance

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of the costs. Should ShopKo be required to pay all of the costs, ShopKo anticipates that it may take a pre-tax one-time charge of up to approximately $8.5 million at the time of closing.

     As previously announced, ShopKo will also take a one-time pre-tax charge in its fiscal first quarter of approximately $2.8 million for costs associated with the terminated Phar-Mor transaction.

     Separately, ShopKo announced that it will postpone its Annual Meeting of Shareholders until a date subsequent to the closing of the SUPERVALU transactions.

     ShopKo is a leading retailer operating 130 stores in 15 states, concentrated in the Upper Midwest, Mountain and Pacific Northwest states, and ProVantage, Inc., its wholly owned subsidiary, which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health decision support services (DSS).

     SUPERVALU acquired ShopKo in 1971, and in a 1991 public offering, sold 54% of ShopKo's stock. SUPERVALU is the leading food distributor and the thirteenth largest food retailer in the nation. The company serves more than 4,300 stores in 48 states, and 611 limited assortment stores through its Save-A-Lot operations.

                                      ***

This press release contains forward-looking statements, including without limitation, statements regarding expected earnings and charges. The actual results of ShopKo may materially differ from those in the forward-looking statements. Factors that may cause such differences are identified in ShopKo's Annual Report on Form 10-K for the fiscal year ended February 24, 1996 and in SUPERVALU's Form 10-Q for the period ended November 30, 1996. No securities are offered hereby; any offering will be made only by means of a prospectus.

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